Exhibit 1



                     Bally Total Fitness Holding Corporation
                              8700 Bryn Mawr Avenue
                             Chicago, Illinois 60631

                                                                  March 19, 2003


Scott L. Swid
SLS Management, LLC
140 West 57th Street, Suite 7B
New York, NY 10019

Dear Sirs:

         SLS Management, LLC, a Delaware limited liability company (the "Shareholder"), its managing member, Scott L. Swid ("SLS"), and Bally Total Fitness Holding Corporation, a Delaware corporation (the "Company"), acting through its board of directors (the "Board"), have reached an understanding that it would be in the best interests of the Company and its stockholders for the Company to take certain actions described below related to the composition and operation of the Board.

         Section 1. Board Actions. The Company hereby agrees to take, and the Company represents and warrants to the Shareholder that the Board, at a meeting, duly called and held on March 19, 2003, by the unanimous vote of the entire Board, has duly taken, the following actions, each in accordance with the Restated Certificate of Incorporation (the "Certificate") and the Amended and Restated By-laws (the "By-laws") of the Company and in accordance with the Delaware General Corporation Law ("DGCL"):

         (a) accepted, with the greatest gratitude for their long and distinguished service to the Company, the resignations (the "Resignations") of George N. Aronoff and Liza M. Walsh who have tendered to the Company their written resignations from the Board in accordance with the Certificate and By-laws;

         (b) adopted the resolutions attached hereto as Exhibit A (i) fixing the number of directors constituting the Board at seven (7) and apportioning the vacancy thus created to Class III; (ii) in order to fill the vacancies in Class I created by the Resignations, and the vacancy in Class III created by the enlargement of the Board, appointing to the Board the following persons, each into the class of the Board set forth next to his name: Martin E. Franklin (Class I) and Paul Toback (Class I), to fill the vacancies created by the Resignations; and Stephen C. Swid (Class III); and (iii) nominating each of Martin E. Franklin and Paul Toback for re-election to the Board at the 2003 Annual Meeting of Stockholders of the Company (the "2003 Annual Meeting").

         (c) adopted the resolutions attached hereto as Exhibit B amending the By-laws (the "By-law Amendment") to provide that (i) any two directors may call a special meeting of the Board and (ii) the provisions of the By-laws covered by the By-law Amendment may only be modified or amended by the stockholders of the Company and not by action of the Board.

         Section 2. The Company's Covenants. The Board and the Company hereby agree: (a) to take all steps necessary or desirable to nominate each of Messrs. Franklin and Toback (the "2003 Slate") for re-election to the Board at the 2003 Annual Meeting, to recommend to the stockholders of the Company that the 2003 Slate be elected to the Board and to solicit proxies in favor of the election of the 2003 Slate; (b) not to increase the size of the Board, which shall remain fixed at seven (7) directors, at least through the conclusion of the 2004 Annual Meeting of Stockholders of the Company (the "2004 Annual Meeting") unless either Martin E. Franklin or Stephen C. Swid have voted in favor of the resolution of the Board authorizing such increase; and (c) not to appoint any person to fill the existing vacancy in Class II of the Board or nominate any person for election by the shareholders at the 2003 Annual Meeting to fill such vacancy unless either Martin E. Franklin or Stephen C. Swid have voted in favor of the resolution of the Board authorizing such appointment or nomination.

         Section 3. The Shareholder's Covenants. (a) Each of the Shareholder and SLS shall cause all shares of common stock, par value $0.01 per share, of the Company beneficially owned by them and/or their affiliates on the record date for each of the 2003 Annual Meeting and the 2004 Annual Meeting, respectively
(i) to be represented in person or by proxy at each of the 2003 Annual Meeting and the 2004 Annual Meeting, respectively, and (ii) to be voted at the 2003 Annual Meeting for the election of the 2003 Slate and at the 2004 Annual Meeting for the election of the slate of nominees selected by the Board.

         (b) Neither the Shareholder nor SLS shall make, or encourage any other person to make, or in any way be a "participant" in, any "solicitation" of proxies (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended) with respect to the common stock of the Company in connection with the 2003 Annual Meeting or the 2004 Annual Meeting.

         Section 4. Representations and Warranties. (a) The Company represents and warrants to the Shareholder and SLS that (i) its execution, delivery and performance of this Letter Agreement has been approved by the Board and does not violate the Certificate or By-laws or any agreement to which it is a party, and
(ii) this Letter Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (b) Each of the Shareholder and SLS represents and warrants to the Company that (i) the execution, delivery and performance of this Letter Agreement has been approved by all necessary corporate approvals of the Shareholder and does not violate its constituent documents or any agreement to which either the Shareholder or SLS is a party, and (ii) this Letter Agreement constitutes a valid and binding obligation of each of the Shareholder and SLS, respectively, enforceable against the Shareholder and SLS, respectively, in accordance with its terms.

         Section 5. Miscellaneous. This Letter Agreement represents the entire understanding of the parties hereto with reference to the subject matter hereof and supersedes any and all other oral or written agreements and understandings among the parties heretofore made. This Letter Agreement may be amended only by an instrument in writing signed by or on behalf of each of the parties hereto, provided that this Letter Agreement may not be amended by or on behalf of the Company unless the amendment is approved by a vote of the majority of the board of directors other than Martin E. Franklin and Stephen C. Swid. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. Each of the parties hereto shall use such party's best efforts to take such actions as may be necessary or reasonably requested by the other party hereto to carry out and consummate the transactions contemplated by this Letter Agreement. No party to this Letter Agreement directly or indirectly, shall, or shall permit anyone acting on its behalf to challenge the validity or enforceability of any provision of this Letter Agreement or the matters contemplated hereby. The parties hereto agree that irreparable damage may occur in the event that any provision of this Letter Agreement is not performed in accordance with the terms hereof and that the non-breaching party will be entitled (in addition to any other remedy at law or equity) to an injunction or injunctions to prevent breaches of the provisions of this Letter Agreement and to enforce the terms and provisions of this Letter Agreement by a decree of specific performance in any action instituted in any court of the United States or any state thereof having jurisdiction without the necessity of proving the inadequacy of a remedy of money damages. If any term or other provision of this Letter Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Letter Agreement shall nevertheless remain in full force and effect.

         If the terms of this Letter Agreement are in accordance with your understandings and agreements with us, please sign and return the enclosed duplicate of this letter, whereupon this Letter Agreement shall constitute a binding agreement between us.

                                        Very truly yours,

                                        BALLY TOTAL FITNESS HOLDING
                                        CORPORATION


                                        By: /s/ Paul Toback
                                            -------------------------
                                            Name: Paul Toback
                                            Title: President and Chief Executive
                                                   Officer


Accepted and agreed to as of
the date first above written:

SLS MANAGEMENT, LLC


By: /s/ Scott L. Swid
    ---------------------
Name: Scott L. Swid
Title: Managing Member


/s/ Scott L. Swid
-------------------------
    Scott L. Swid

                                    EXHIBIT A

                                Board Resolutions

         RESOLVED, that the Board of Directors hereby accepts, with the greatest gratitude for their long and distinguished service to the Company, the resignations of George N. Aronoff and Liza M. Walsh who had tendered to the Company their written resignations from the Board in accordance with the Certificate and By-laws pursuant to Article Sixth of the Restated Certificate of Incorporation of the Company.

         RESOLVED, that pursuant to Article Sixth of the Restated Certificate of Incorporation of the Company, (a) the number of directors constituting the Board of Directors shall be increased by one and is hereby fixed at seven (7), (b) the vacancy created by such increase in the number of directors is hereby apportioned to Class III and (c) the following individuals are hereby appointed as directors of the Company to fill the following existing vacancies on the Board of Directors, each to serve as a director in the class of the Board set forth next to his name: Martin E. Franklin (Class I), to fill the vacancy in such class created by the resignation of Liza M. Walsh; Paul Toback (Class I), to fill the vacancy in such class created by the resignation of George N. Aronoff; and Stephen C. Swid (Class III), to fill the vacancy created by the increase to the size of the Board.

         RESOLVED, that pursuant to Article III, Section 1 of the By-laws of the Company, each of Martin E. Franklin and Paul Toback are hereby nominated by the Board of Directors for re-election to the Board at the 2003 Annual Meeting of Stockholders of the Company.

                                    EXHIBIT B

                          By-law Amendment Resolutions
                           (New Matter is underlined)

         RESOLVED, that Section 2 to Article III of the By-laws of the Company be, and is hereby amended and restated in its entirety to read as follows:

                  "SECTION 2. Meetings. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as may from time to time be determined by the Board of Directors. Special Meetings of the Board of Directors may be called by the Chairman of the Board, the President or a majority of the entire Board of Directors or any two (2) members of the Board of Directors. Notice thereof stating the place, date and hour of the meeting shall be given to each director either by mail not less than forty-eight (48) hours before the date of the meeting, by telephone, telegram or facsimile transmission on twenty-four (24) hours notice, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances, provided that not less than one hundred and twenty (120) hours notice shall be given of any such meeting called by only two members of the Board of Directors."

         RESOLVED, that Article VII of the By-laws of the Company be, and is hereby amended and supplemented to add a new Section 5 as follows:

                  "SECTION 5. Amendment of Bylaws. Section 1 of Article III and this Section 5 of Article VII of these Bylaws may only be altered, amended, changed or repealed by action of the shareholders of the Corporation."